Exhibit F-2(c)

January 27, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-10157), filed by Entergy Mississippi, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company, by negotiated public offering, of one or more new series of the Company's First Mortgage Bonds; (2) the Commission's order dated December 29, 2003 (the "Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said Bonds; and (3) the issuance and sale by the Company on January 20, 2006 of $100,000,000 in aggregate principal amount of its First Mortgage Bonds, 5.92% Series due February 1, 2016 (the "Bonds"), we advise you that in our opinion:

(a) the issuance and sale of the Bonds have been consummated in accordance with the Application-Declaration, as amended, and the Order;

(b) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than so-called "blue sky" or similar laws, with respect to which we express no opinion) have been complied with;

(c) the Bonds are valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

This opinion is limited to the laws of the States of New York and Mississippi and the United States of America. In giving this opinion, we have relied, as to all matters governed by the laws of the State of Mississippi, upon the opinion of Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, counsel for the Company, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP